Filed Pursuant to Rule 424(b)(2)

Registration No. 333-122925,
333-122925-01

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED MAY 3, 2005)

ELKS®

________________________________________________________________________

EQUITY LINKED SECURITIES

CITIGROUP FUNDING INC.

4,830,000 14% PER ANNUM ELKS® BASED UPON

AMERICAN DEPOSITARY RECEIPTS REPRESENTING THE PREFERRED SHARES OF BANCO BRADESCO S.A. DUE AUGUST 24, 2006

$10.00 PER ELKS

PAYMENTS DUE FROM CITIGROUP FUNDING INC.

FULLY AND UNCONDITIONALLY GUARANTEED BY CITIGROUP INC.

•	The ELKS pay a total coupon of $0.70 in cash. The total coupon is composed of interest in the amount of $0.2404 and an option premium in the amount of $0.4596, and is payable on August 24, 2006.

•	You will receive at maturity for each ELKS either (1) 0.23804 American Depositary Receipts of Banco Bradesco S.A., representing the preferred shares of Banco Bradesco S.A., if the trading price of Banco Bradesco ADRs at any time after the date of this prospectus supplement up to and including the third trading day before maturity (whether intra-day or at the close of trading on any day) is less than or equal to approximately 80% of the initial ADR price, or (2) $10 in cash.

•	The Underwriter presently intends, but is not obligated, to make a market in the ELKS. The ELKS will not be listed on any exchange.

•	The ELKS are not principal-protected. At maturity you could receive Banco Bradesco ADRs with a value less than your initial investment in the ELKS.

Investing in the ELKS involves a number of risks. See “ Risk Factors Relating to the ELKS” beginning on page S-11.

The ELKS represent obligations of Citigroup Funding Inc. only. Banco Bradesco S.A. is not involved in any way in this offering and has no obligations relating to the ELKS or to holders of the ELKS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the ELKS or determined that this prospectus and prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per ELKS	Total
Public Offering Price	$10.000	$48,300,000
Underwriting Discount	$ 0.125	$ 603,750
Proceeds to Citigroup Funding Inc.	$ 9.875	$47,696,250

The underwriter expects to deliver the ELKS to purchasers on or about February 24, 2006.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

[LOGO of Citigroup]

February 21, 2006

SUMMARY INFORMATION — Q&A

What Are the ELKS?

The ELKS pay an amount at maturity that will depend on whether the trading price of Banco Bradesco ADRs on any trading day after the date of this prospectus supplement (the date on which the ELKS were priced for initial sale to the public) up to and including the third trading day before maturity (whether intra-day or at the close of trading on any day) is less than or equal to $33.61, or approximately 80% of the initial ADR price. If the trading price of Banco Bradesco ADRs at any time after the date of this prospectus supplement up to and including the third trading day before maturity is less than or equal to $33.61 (approximately 80% of the initial ADR price), then the value of your maturity payment will be directly linked to the price of Banco Bradesco ADRs at maturity and will be less than or equal to the amount of your initial investment except in the circumstances described in the next sentence. You will not in any case benefit from any increase in the price of Banco Bradesco ADRs or receive a payment at maturity greater than your investment unless (1) the trading price of Banco Bradesco ADRs at any time after the date of this prospectus supplement up to and including the third trading day before maturity is less than or equal to $33.61 (approximately 80% of the initial ADR price) and (2) at maturity the price of Banco Bradesco ADRs is greater than the initial ADR price.

The ELKS mature on August 24, 2006 and do not provide for earlier redemption by you. The ELKS are a series of unsecured senior debt securities issued by Citigroup Funding Inc., the payments on which are fully and unconditionally guaranteed by Citigroup Inc. The ELKS will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of payments due under the ELKS will rank equally with all other unsecured and unsubordinated debt of Citigroup. The return of the principal amount of your investment in the ELKS at maturity is not guaranteed.

Each ELKS represents a principal amount of $10. You may transfer the ELKS only in units of $10 and integral multiples of $10. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the ELKS in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the ELKS by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the ELKS through the accounts that these systems maintain with DTC. You should refer to the section “Description of the ELKS — Book-Entry System” in this prospectus supplement and the section “Book-Entry Procedures and Settlement” in the accompanying prospectus.

Will I Receive Interest on the ELKS?

A coupon of $0.70 per $10 principal amount of ELKS will be paid in cash on August 24, 2006. The coupon will be composed of $0.2404 of interest, at a rate of 4.808% per annum (2.404% per six months), and $0.4596 of an option premium.

What Will I Receive at Maturity of the ELKS?

At maturity, you will receive for each ELKS you hold the maturity payment. The maturity payment for each ELKS will equal either:

•	a number of Banco Bradesco ADRs equal to the exchange ratio, if the trading price of Banco Bradesco ADRs at any time after the date of this prospectus supplement up to and including the third trading day before maturity (whether intra-day or at the close of trading on any day) is less than or equal to $33.61 (approximately 80% of the initial ADR price) (any fractional ADRs will be paid in cash), or

•	$10 in cash.

As a result, if the trading price of Banco Bradesco ADRs on any trading day after the date of this prospectus supplement up to and including the third trading day before maturity is less than or equal to approximately 80% of the initial ADR price, the value of Banco Bradesco ADRs you receive at maturity for each ELKS may be less than the price paid for each ELKS, and could be zero. You will not in any case receive a maturity payment with a value of more than $10 unless (1) the trading price of Banco Bradesco ADRs on any trading day after the date of this prospectus supplement up to and including the third trading day before maturity is less than or equal to approximately 80% of the initial ADR price and (2) at maturity the price of Banco Bradesco ADRs is greater than the initial ADR price.

The initial ADR price equals $42.01, the price per Banco Bradesco ADR at the market close on February 21, 2006, the date on which the ELKS were priced for initial sale to the public.

The exchange ratio equals 0.23804, 10 divided by the initial ADR price.

A market disruption event means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of (1) the Banco Bradesco ADRs or Banco Bradesco S.A. preferred shares on any exchange or market, or (2) any options contracts or futures contracts relating to the Banco Bradesco ADRs or Banco Bradesco S.A. preferred shares, or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

A trading day means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a market disruption event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States, or (in the case of a security traded on one or more non-U.S. securities exchanges or markets) on the principal non-U.S. securities exchange or market for such security.

The trading price of Banco Bradesco ADRs (or any other security for which a trading price must be determined, as described in the section “Description of the ELKS — Dilution Adjustments” in this prospectus supplement) on any date of determination will be (1) if the ADRs are listed on a national securities exchange on that date of determination, any reported sale price, regular way, of the principal trading session on that date on the principal national securities exchange on which the ADRs are listed or admitted to trading, (2) if the ADRs are not listed on a national securities exchange on that date of determination, or if the reported sale price on such exchange is not obtainable (even if the ADRs are listed or admitted to trading on such exchange), and the ADRs are quoted on the Nasdaq National Market, any reported sale price of the principal trading session on that date as reported on the Nasdaq, and (3) if the ADRs are not quoted on the Nasdaq on that date of determination, or if the reported sale price on the Nasdaq is not obtainable (even if the ADRs are quoted on the Nasdaq), any reported sale price of the principal trading session on the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization, provided that, if the trading price of Banco Bradesco ADRs cannot be determined by the methods described in (1), (2) or (3) above, then the trading price will be any reported sale price of the principal trading session of Banco Bradesco S.A. preferred shares on that date on the São Paulo Stock Exchange in Brazil, expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on that date, or if this rate is unavailable, such rate as the calculation agent may determine, provided, however, that the trading price will be determined as described in this paragraph and with regard to the number of Banco Bradesco S.A. preferred shares represented by each Banco Bradesco ADR at the time the determination of the trading price is made, provided further that, if the trading price of any other security for which a trading price must be determined, as described in the section “Description of the ELKS — Dilution

Adjustments” in this prospectus supplement cannot be determined by the methods described in (1), (2) or (3) above and if the security for which a trading price must be determined is traded on one or more non-U.S. securities exchanges or markets, then the trading price of such security will be any reported sale price of the principal trading session on that date on the principal non-U.S. securities exchange or market on which the security is traded, expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on that date, or if this rate is unavailable, such rate as the calculation agent may determine. The determination of the trading price by the calculation agent in the event of a market disruption event may be deferred by the calculation agent for up to five consecutive trading days on which a market disruption event is occurring, but not past the trading day prior to maturity. If no sale price is available pursuant to clauses (1), (2) or (3) above or the provisos above or if there is a market disruption event, the trading price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the ADRs obtained from as many dealers in such ADRs (which may include Citigroup Global Markets Inc. or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. A security “quoted on the Nasdaq National Market” will include a security included for listing or quotation in any successor to such system and the term “OTC Bulletin Board” will include any successor to such service. If the Banco Bradesco ADR program is terminated, the trading price will be calculated by substituting Banco Bradesco S.A. preferred shares for the ADRs and using the determination method described in the proviso above. Upon the occurrence of certain events described under “Description of the ELKS — Dilution Adjustments” below, the trading price will be calculated by substituting the relevant security for the ADRs. In the event that the Banco Bradesco ADR program is terminated or the trading price is otherwise calculated by substituting Banco Bradesco S.A. preferred shares for the ADRs, if the trading price of Banco Bradesco ADRs at any time after the date of this prospectus supplement up to and including the third trading day before maturity is less than or equal to the downside trigger price, at maturity, you will receive an amount in cash equal to the trading price of Banco Bradesco ADRs on the third trading day before maturity, determined as described in this paragraph, multiplied by the exchange ratio.

Maturity Payment — Hypothetical Examples

The six examples of hypothetical maturity payment calculations set forth below are based on the following assumptions:

•	ELKS Issue Price: $10.00

•	Coupon: 10.00% per annum, payable semi-annually ($0.50 per ELKS)

•	Initial ADR Price: $34.60 per Banco Bradesco ADR

•	Annualized current dividend yield of Banco Bradesco ADR: 1.15%*

•	Exchange ratio: 0.28902 Banco Bradesco ADRs per ELKS

•	At maturity, whether investors receive ADRs or their initial investment ($10.00 per ELKS) depends on whether Banco Bradesco ADRs have declined by 20% or more (to $27.68 or less) at any time (whether intra-day or at the close of trading on any day) during the term of the ELKS.

*Hypothetical dividend yield is based on current and historical dividend payments from February to July, annualized.

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual maturity payment will depend on the initial ADR price ($42.01), whether the price of Banco Bradesco ADRs declines by 20% or more from the initial ADR price causing you to receive a fixed number of Banco Bradesco ADRs at maturity instead of cash and the change in the price of Banco Bradesco ADRs from the initial ADR price during the term of the ELKS.

Example 1: The lowest trading price of Banco Bradesco ADRs at any time after the pricing date up to and including the third trading day before maturity is $30.79 per ADR, which is not less than or equal to 80% of the initial ADR price, and the closing price of Banco Bradesco ADRs at maturity is $30.79 per ADR, which is less than the initial ADR price.

Maturity payment: $10.00 per ELKS

Return on Banco Bradesco ADRs (excluding cash dividend payments): –11.00%

Return on ELKS (excluding coupon payments): 0.00%

Return on Banco Bradesco ADRs (including cash dividend payments): –10.43%

Return on ELKS (including coupon payments): 5.00%

Example 2: The lowest trading price of Banco Bradesco ADRs at any time after the pricing date up to and including the third trading day before maturity is $30.79 per ADR, which is not less than or equal to 80% of the initial ADR price, and the closing price of Banco Bradesco ADRs at maturity is $34.60 per ADR, which is equal to the initial ADR price.

Maturity payment: $10.00 per ELKS

Return on Banco Bradesco ADRs (excluding cash dividend payments): 0.00%

Return on ELKS (excluding coupon payments): 0.00%

Return on Banco Bradesco ADRs (including cash dividend payments): 0.58%

Return on ELKS (including coupon payments): 5.00%

Example 3: The lowest trading price of Banco Bradesco ADRs at any time after the pricing date up to and including the third trading day before maturity is $30.79 per ADR, which is not less than or equal to 80% of the initial ADR price, and the closing price of Banco Bradesco ADRs at maturity is $38.06 per ADR, which is greater than the initial ADR price.

Maturity payment: $10.00 per ELKS

Return on Banco Bradesco ADRs (excluding cash dividend payments): 10.00%

Return on ELKS (excluding coupon payments): 0.00%

Return on Banco Bradesco ADRs (including cash dividend payments): 10.58%

Return on ELKS (including coupon payments): 5.00%

Example 4: The lowest trading price of Banco Bradesco ADRs at any time after the pricing date up to and including the third trading day before maturity is $25.95 per ADR, which is less than or equal to 80% of the initial ADR price, and the closing price of Banco Bradesco ADRs at maturity is $30.79 per ADR, which is less than the initial ADR price.

Maturity payment: 0.28902 Banco Bradesco ADRs (the hypothetical exchange ratio) per ELKS having a market value at maturity of $8.90.

Return on Banco Bradesco ADRs (excluding cash dividend payments): –11.00%

Return on ELKS (excluding coupon payments): –11.00%

Return on Banco Bradesco ADRs (including cash dividend payments): –10.43%

Return on ELKS (including coupon payments): –6.00%

Example 5: The lowest trading price of Banco Bradesco ADRs at any time after the pricing date up to and including the third trading day before maturity is $25.95 per ADR, which is less than or equal to 80% of the initial ADR price, and the closing price of Banco Bradesco ADRs at maturity is $34.60 per ADR, which is equal to the initial ADR price.

Maturity payment: 0.28902 Banco Bradesco ADRs (the hypothetical exchange ratio) per ELKS having a market value at maturity of $10.00.

Return on Banco Bradesco ADRs (excluding cash dividend payments): 0.00%

Return on ELKS (excluding coupon payments): 0.00%

Return on Banco Bradesco ADRs (including cash dividend payments): 0.58%

Return on ELKS (including coupon payments): 5.00%

Example 6: The lowest trading price of Banco Bradesco ADRs at any time after the pricing date up to and including the third trading day before maturity is $25.95 per ADR, which is less than or equal to 80% of the initial ADR price, and the closing price of Banco Bradesco ADRs at maturity is $38.06 per ADR, which is greater than the initial ADR price.

Maturity payment: 0.28902 Banco Bradesco ADRs (the hypothetical exchange ratio) per ELKS having a market value at maturity of $11.00.

Return on Banco Bradesco ADRs (excluding cash dividend payments): 10.00%

Return on ELKS (excluding coupon payments): 10.00%

Return on Banco Bradesco ADRs (including cash dividend payments): 10.58%

Return on ELKS (including coupon payments): 15.00%

SUMMARY CHART OF HYPOTHETICAL EXAMPLES

	Example 1	Example 2	Example 3	Example 4	Example 5	Example 6
Hypothetical initial ADR price (per ADR)	$34.60	$34.60	$34.60	$34.60	$34.60	$34.60
80% of hypothetical initial ADR price (per ADR)	$27.68	$27.68	$27.68	$27.68	$27.68	$27.68
Hypothetical lowest trading price (per ADR)	$30.79	$30.79	$30.79	$25.95	$25.95	$25.95
Is the hypothetical lowest trading price less than or equal to 80% of the hypothetical initial ADR price?	No	No	No	Yes	Yes	Yes
Will 0.28902 (the hypothetical exchange ratio) Banco Bradesco ADRs be delivered at maturity?	No	No	No	Yes	Yes	Yes
Hypothetical closing price at maturity (per ADR)	$30.79	$34.60	$38.06	$30.79	$34.60	$38.06
Maturity payment (cash or market value of Banco Bradesco ADRs per ELKS)	$10.00	$10.00	$10.00	$8.90	$10.00	$11.00

Return on Banco Bradesco ADRs (excluding cash dividend payments)	–11.00%	0.00%	10.00%	–11.00%	0.00%	10.00%
Return on ELKS (excluding coupon payments)	0.00%	0.00%	0.00%	–11.00%	0.00%	10.00%
Return on Banco Bradesco ADRs (including cash dividend payments)	–10.43%	0.58%	10.58%	–10.43%	0.58%	10.58%
Return on ELKS (including coupon payments)	5.00%	5.00%	5.00%	–6.00%	5.00%	15.00%

What Are Banco Bradesco ADRs?

American Depositary Receipts of Banco Bradesco S.A., or Banco Bradesco ADRs, are negotiable receipts issued by a depositary, Citibank N.A., evidencing American Depositary Shares representing the underlying preferred shares of Banco Bradesco S.A. that have been deposited and are held, on behalf of the holders of Banco Bradesco ADRs, by the custodian for the depositary, and/or such other firm or corporation as the depositary may appoint. While the market for Banco Bradesco S.A. preferred shares is on the São Paulo Stock Exchange in Brazil and while trading in that market is based on the Brazilian Real, Banco Bradesco ADRs trade in U.S. dollars on the New York Stock Exchange. On the date of this prospectus supplement, one Banco Bradesco ADR represents one Banco Bradesco S.A. preferred share.

How Have Banco Bradesco ADRs Performed Historically?

We have provided a table showing the high and low sale prices for Banco Bradesco ADRs and the dividends paid on such ADRs for each quarter since the first quarter of 2002. You can find this table in the section “Historical Data on the ADRs of Banco Bradesco S.A.” in this prospectus supplement. We have provided this historical information to help you evaluate the behavior of Banco Bradesco ADRs in recent years. However, past performance is not necessarily indicative of how Banco Bradesco ADRs will perform in the future. You should also refer to the section “Risk Factors Relating to the ELKS — You Will Have No Rights Against Banco Bradesco S.A. Prior to Receiving Any ADRs of Banco Bradesco S.A. at Maturity” in this prospectus supplement.

What Are the United States Federal Income Tax Consequences of Investing in the ELKS?

For U.S. federal income tax purposes, you and Citigroup Funding agree to treat an ELKS as a grant by you to Citigroup Funding of an option on a forward contract, pursuant to which forward contract you will purchase from Citigroup Funding Banco Bradesco ADRs at maturity. In addition, you and Citigroup Funding agree to treat the amounts invested by you as a cash deposit that will be used to satisfy your purchase obligation under the ELKS. Under this treatment, you generally will be required to include the interest payment as interest income at the time that such interest is accrued or received in accordance with your method of accounting. Under this treatment, generally you will not be required to include any option premium payment you receive in income until sale or other taxable disposition of the ELKS or retirement of the ELKS for cash. In addition, under this treatment, if you hold the ELKS until they mature (a) if the ELKS are retired for cash, you will recognize short-term capital gain equal to the entire amount of the option premium, and (b) if the ELKS are retired for Banco Bradesco ADRs, you will not be subject to tax on the receipt of Banco Bradesco ADRs and the option premium payment, and your tax basis in Banco Bradesco ADRs generally will equal the initial purchase price of your ELKS less the amount of the option premium payment. Under this treatment, if you sell your ELKS for cash prior to maturity, you will generally have a short-term capital gain or loss equal to the difference between (x) the cash you receive, and (y) your adjusted tax basis in the ELKS. Due to the absence of authority as to the proper characterization of the ELKS, no assurance can be given that the Internal Revenue Service will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above, and alternative treatments of the ELKS could result in less favorable U.S. federal income tax consequences to you, including a requirement to accrue income on a current basis. You should refer to the section “Certain United States Federal Income Tax Considerations” in this prospectus supplement for more information.

In the case of a holder of an ELKS that is not a U.S. person, the interest payment made with respect to the ELKS should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the ELKS by a holder that is not a U.S. person (including capital gain arising from the option premium) will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

Will the ELKS Be Listed on a Stock Exchange?

The ELKS will not be listed on any exchange. There is currently no secondary market for the ELKS. Citigroup Global Markets Inc. currently intends, but is not obligated, to make a market in the ELKS. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the ELKS.

Can You Tell Me More About Citigroup and Citigroup Funding?

Citigroup is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding is a wholly-owned subsidiary of Citigroup whose business activities consist primarily of providing funds to Citigroup and its subsidiaries for general corporate purposes.

Citigroup’s consolidated ratio of income to fixed charges and consolidated ratio of income to combined fixed charges including preferred stock dividends for the nine months ended September 30, 2005 and each of the five most recent fiscal years are as follows:

	Nine Months Ended September 30, 2005	Year Ended December 31,
		2004	2003	2002	2001	2000
Ratio of income to fixed charges (excluding interest on deposits)	2.34x	2.65x	3.42x	2.52x	1.93x	1.76x
Ratio of income to fixed charges (including interest on deposits)	1.85x	2.01x	2.43x	1.90x	1.59x	1.49x
Ratio of income to combined fixed charges including preferred stock dividends (excluding interest on deposits)	2.33x	2.63x	3.39x	2.50x	1.92x	1.75x
Ratio of income to combined fixed charges including preferred stock dividends (including interest on deposits)	1.84x	2.00x	2.41x	1.89x	1.58x	1.48x

What is the Role of Citigroup Funding’s and Citigroup’s Affiliate, Citigroup Global Markets Inc.?

Our affiliate, Citigroup Global Markets Inc., is the underwriter for the offering and sale of the ELKS and is expected to receive compensation for activities and services provided in connection with the offering. After the initial offering, Citigroup Global Markets Inc. and/or other of our broker-dealer affiliates intend to buy and sell ELKS to create a secondary market for holders of the ELKS, and may engage in other activities described in the section “Underwriting” in this prospectus supplement. Citigroup Global Markets Inc. will also act as calculation agent for the ELKS.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

We expect to hedge our obligations under the ELKS through us or one or more of our affiliates. This hedging activity will likely involve trading in Banco Bradesco ADRs or Banco Bradesco S.A. preferred shares, or in other instruments, such as options or swaps, based upon Banco Bradesco ADRs or Banco Bradesco S.A. preferred shares. This hedging activity could affect the market price of Banco Bradesco ADRs or Banco Bradesco S.A. preferred shares and therefore the market value of the ELKS. The costs of maintaining or adjusting this hedging activity could also affect the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your ELKS in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the ELKS declines. You should refer to “Risk Factors Relating to the ELKS — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” and “— The Price at Which You Will Be Able to Sell Your ELKS Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the ELKS?

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 or substantially similar federal, state or local laws (“ERISA-Type Plans”) will not be permitted to purchase or hold the ELKS. Plans that are not ERISA-Type Plans, such as individual retirement accounts, individual retirement annuities or Keogh plans, will be permitted to purchase or hold the ELKS, provided that each such plan shall by its purchase be deemed to represent and warrant that none of Citigroup Global Markets Inc., its affiliates or any employee thereof manages the plan or provides advice that serves as a primary basis for the plan’s decision to purchase, hold or dispose of the ELKS.

Are There Any Risks Associated with My Investment?

Yes, the ELKS are subject to a number of risks. Please refer to the section “Risk Factors Relating to the ELKS” in this prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed by Citigroup with the Securities and Exchange Commission, or the SEC, pursuant to Section 13 of the Securities Exchange Act of 1934 (File No. 1-9924), are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 2004, (ii) Current Report on Form 8-K filed on September 9, 2005 (including exhibits thereto which contain updated historical audited financial statements conformed to reflect discontinued operations and updated business segment disclosures), (iii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, (iv) Current Reports on Form 8-K filed on January 14, 2005, January 19, 2005, January 21, 2005, January 24, 2005, February 4, 2005, February 11, 2005, February 22, 2005, March 2, 2005, March 15, 2005, March 16, 2005, April 14, 2005, April 20, 2005, May 2, 2005, May 18, 2005, May 24, 2005, May 31, 2005, June 1, 2005, June 2, 2005, June 6, 2005, June 7, 2005, June 9, 2005, June 10, 2005, June 16, 2005, June 17, 2005, June 24, 2005, June 29, 2005, June 30, 2005, July 1, 2005, July 14, 2005, July 19, 2005, July 28, 2005, August 1, 2005, August 3, 2005, August 25, 2005, August 26, 2005, August 30, 2005, September 14, 2005, September 20, 2005, September 28, 2005, September 29, 2005, September 30, 2005, October 7, 2005, October 20, 2005, October 25, 2005, October 27, 2005, October 28, 2005, November 1, 2005, November 30, 2005, December 1, 2005, December 13, 2005, December 23, 2005, December 27, 2005, January 13, 2006, January 27, 2006, January 31, 2006 and February 14, 2006 and (v) portions of the Current Report on Form 8-K filed on January 20, 2006 filed for purposes of the Securities Exchange Act of 1934.

You should refer to “Prospectus Summary — Where You Can Find More Information” in the accompanying prospectus. These documents may also be accessed electronically by means of the SEC’s home page on the world wide web on the internet at http://www.sec.gov.

RISK FACTORS RELATING TO THE ELKS

Because the terms of the ELKS differ from those of conventional debt securities in that the maturity payment will be based on the trading price of Banco Bradesco ADRs at any time after the date of this prospectus supplement up to and including the third trading day before maturity (whether intra-day or at the close of trading on any day), an investment in the ELKS entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the value of Banco Bradesco ADRs, and other events that are difficult to predict and beyond our control.

Your Investment in the ELKS May Result in a Loss if the Trading Price of Banco Bradesco ADRs Declines

The amount of the maturity payment will depend on the trading price of Banco Bradesco ADRs at any time after the date of this prospectus supplement up to and including the third trading day before maturity (whether intra-day or at the close of trading on any day). As a result, the amount you receive at maturity may be less than the amount you paid for your ELKS, except to the extent of the coupon payable on the ELKS. If at any time after the date of this prospectus supplement up to and including the third trading day before maturity (whether intra-day or at the close of trading on any day) the trading price of Banco Bradesco ADRs is less than or equal to $33.61 (approximately 80% of the initial ADR price) and at maturity the price of Banco Bradesco ADRs is less than the initial ADR price, the value of your maturity payment for each ELKS will be less than the price paid for each ELKS, and could be zero, in which case your investment in the ELKS will result in a loss, again except to the extent of the coupon payable on the ELKS. This will be true even if the trading price of any Banco Bradesco ADRs you receive at maturity exceeds the initial ADR price at one or more times during the life of the ELKS but is less than or equal to approximately 80% of the initial ADR price at any time after the date of this prospectus supplement up to and including the third trading day before maturity and the trading price of Banco Bradesco ADRs at maturity is less than the initial ADR price.

The Payment on the ELKS at Maturity Will Not Exceed Their Stated Principal Amount, Except in Limited Circumstances

Even though you will be subject to the risk of a decline in the price of Banco Bradesco ADRs, you will not participate in any appreciation in the price of Banco Bradesco ADRs and your return on the ELKS will be limited to the coupon payable on the ELKS unless (1) the trading price of Banco Bradesco ADRs at any time after the date of this prospectus supplement up to and including the third trading day before maturity (whether intra-day or at the close of trading on any day) is less than or equal to approximately 80% of the initial ADR price and (2) at maturity, the price of Banco Bradesco ADRs is greater than the initial ADR price. If the trading price of Banco Bradesco ADRs is not less than or equal to approximately 80% of the initial ADR price at any time after the date of this prospectus supplement up to and including the third trading day before maturity and the trading price of Banco Bradesco ADRs at maturity is significantly greater than the initial ADR price of $42.01, your return on the ELKS may be less than your return on a similar security that was directly linked to Banco Bradesco ADRs and allowed you to participate more fully in the appreciation of the price of Banco Bradesco ADRs or on a direct investment in Banco Bradesco ADRs.

The Yield on the ELKS May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity

The total coupon payable on the ELKS is $0.70 in cash. As a result, if the trading price of Banco Bradesco ADRs is less than or equal to approximately 80% of the initial ADR price at any time after the date of this prospectus supplement up to and including the third trading day before maturity (whether intra-day or at the close of trading on any day), and the trading price of Banco Bradesco ADRs at maturity is less than approximately $40.08 (resulting in your receiving a total amount at maturity that is less than the principal amount of your ELKS), the effective yield on the ELKS will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

The Price at Which You Will Be Able to Sell Your ELKS Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

The ELKS will not be listed on a major stock exchange. We believe that the value of your ELKS in the secondary market will be affected by the supply of and demand for the ELKS, the value of Banco Bradesco ADRs and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the ELKS of a change in a specific factor, assuming all other conditions remain constant.

Banco Bradesco ADR Price.    We expect that the market value of the ELKS will depend substantially on the amount, if any, by which the price of Banco Bradesco ADRs changes from the initial ADR price of $42.01. However, changes in the price of Banco Bradesco ADRs may not always be reflected, in full or in part, in the market value of the ELKS. If you choose to sell your ELKS when the price of Banco Bradesco ADRs exceeds the initial ADR price, you may receive substantially less than the amount that would be payable at maturity based on that price because of expectations that the price of Banco Bradesco ADRs will continue to fluctuate between that time and the time when the maturity payment is determined. In addition, significant increases in the value of Banco Bradesco ADRs are not likely to be reflected in the trading price of the ELKS because the amount payable at maturity on each ELKS is generally limited to $10. If you choose to sell your ELKS when the price of Banco Bradesco ADRs is below the initial ADR price, you may receive less than the amount you originally invested.

The value of Banco Bradesco ADRs will be influenced by Banco Bradesco S.A.’s results of operations and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the market segment of which Banco Bradesco S.A. is a part. Citigroup Funding’s hedging activities in the preferred shares and the ADRs of Banco Bradesco S.A., the issuance of securities similar to the ELKS and other trading activities by Citigroup Funding, its affiliates and other market participants can also affect the price of Banco Bradesco ADRs.

Volatility of Banco Bradesco ADRs.    Volatility is the term used to describe the size and frequency of market fluctuations. If the expected volatility of Banco Bradesco ADRs changes during the term of the ELKS, the market value of the ELKS may decrease.

Events Involving Banco Bradesco S.A. General economic conditions and earnings results of Banco Bradesco S.A. and real or anticipated changes in those conditions or results may affect the market value of the ELKS. In addition, if the dividend yield on Banco Bradesco ADRs increases, we expect that the value of the ELKS may decrease because the value of any ADRs or cash you will receive at maturity will not reflect the value of such dividend payments. Conversely, if the dividend yield on Banco Bradesco ADRs decreases, we expect that the market value of the ELKS may increase.

Interest Rates.    We expect that the market value of the ELKS will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the ELKS may decrease, and if U.S. interest rates decrease, the market value of the ELKS may increase.

Time Premium or Discount.    As a result of a “time premium or discount,” the ELKS may trade at a value above or below that which would be expected based on the level of interest rates and the value of Banco Bradesco ADRs the longer the time remaining to maturity. A “time premium or discount” results from expectations concerning the value of the ADRs during the period prior to the maturity of the ELKS. However, as the time remaining to maturity decreases, this time premium or discount may diminish, increasing or decreasing the market value of the ELKS.

Hedging Activities.    Hedging activities in Banco Bradesco ADRs or Banco Bradesco S.A. preferred shares by us or one or more of our affiliates will likely involve trading in Banco Bradesco ADRs or Banco Bradesco S.A. preferred shares, or in other instruments, such as options or swaps, based upon Banco Bradesco ADRs or Banco Bradesco S.A.

preferred shares. This hedging activity could affect the market price of Banco Bradesco ADRs and therefore the market value of the ELKS. It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the ELKS declines.

Citigroup Funding and Citigroup’s Credit Ratings, Financial Condition and Results.    Actual or anticipated changes in our credit ratings, financial condition or results or those of Citigroup may affect the market value of the ELKS. The ELKS are subject to the credit risk of Citigroup, the guarantor of the payments due on the ELKS.

We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the market value of the ELKS attributable to another factor, such as an increase in the value of Banco Bradesco ADRs.

In general, assuming all relevant factors are held constant, we expect that the effect on the market value of the ELKS of a given change in most of the factors listed above will be less if it occurs later in the term of the ELKS than if it occurs earlier in the term of the ELKS.

The Value of Banco Bradesco ADRs May Not Completely Track the Value of Banco Bradesco S.A. Preferred Shares

Although the trading characteristics and valuations of Banco Bradesco ADRs will usually mirror the characteristics and valuations of the underlying preferred shares represented by the ADRs, the value of Banco Bradesco ADRs may not completely track the value of Banco Bradesco S.A. preferred shares. Active trading volume and efficient pricing on the São Paulo Stock Exchange for Banco Bradesco S.A. preferred shares will usually, but not necessarily, indicate similar characteristics in respect of Banco Bradesco ADRs. Because of the size of the offering of Banco Bradesco S.A. preferred shares in ADR form outside Brazil and/or other factors that have limited or increased the float of certain ADRs, the liquidity of Banco Bradesco ADRs may be less than or greater than that of the underlying preferred shares. In addition, the terms and conditions of depositary facilities may result in less liquidity or lower market value of Banco Bradesco ADRs than for the preferred shares. Since holders of Banco Bradesco ADRs may surrender the ADRs in order to take delivery of and trade the underlying preferred shares, a characteristic that allows investors in ADRs to take advantage of price differentials between different markets, a market for the underlying shares that is not liquid will generally result in an illiquid market for the ADRs representing such underlying shares.

The price of Banco Bradesco ADRs is quoted in U.S. dollars. Thus, the starting values and ending values of Banco Bradesco ADRs will be expressed in U.S. dollars and the maturity payment on the ELKS will be made in U.S. dollars. However, you should be aware that a depreciation of the value of the currencies in which Banco Bradesco S.A. preferred shares are traded versus the U.S. dollar may reduce the trading price of Banco Bradesco ADRs (and thus the trading price of and the maturity payment on the ELKS).

The Trading Price of Banco Bradesco ADRs and the ELKS Will Be Affected by Conditions in the Brazilian Securities Markets

Although the market price of Banco Bradesco ADRs is not directly tied to the trading price of Banco Bradesco S.A. preferred shares in Brazil, the trading price of Banco Bradesco ADRs is expected generally to track the U.S. dollar value of Brazilian Real trading price of the preferred shares on the São Paulo Stock exchange. This means that the trading value of Banco Bradesco ADRs is expected to be affected by the U.S. dollar/Brazilian Real exchange rate and by factors affecting the São Paulo Stock Exchange.

Investments in securities linked to the value of Brazilian equity securities involve certain risks. The Brazilian markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets. Also, there is generally less publicly available information about Brazilian companies than about U.S. companies, and Brazilian companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. companies.

Securities prices in Brazil are subject to political, economic, financial and social factors that apply in Brazil. These factors, which could negatively affect the Brazilian securities markets, include the possibility of recent or future changes in local or Brazil-wide economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to such companies or investments in Brazilian equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, the Brazilian economy may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital investment, resources and self-sufficiency.

The São Paulo Stock Exchange is relatively small and illiquid compared to stock exchanges in major financial centers and a small number of issuers represent a disproportionately large percentage of market capitalization and trading volume. A liquid trading market for the preferred shares may not continue or expand. A limited trading market may impair the ability of a Banco Bradesco ADR holder to sell preferred shares obtained upon withdrawal of such shares of the ADR facility in the amount and at the price and time such holder desires, and could increase the volatility of the price of Banco Bradesco ADRs.

The Historical Performance of Banco Bradesco ADRs Is Not an Indication of the Future Performance of Banco Bradesco ADRs

The historical performance of Banco Bradesco ADRs, which is included in this prospectus supplement, should not be taken as an indication of the future performance of Banco Bradesco ADRs during the term of the ELKS. Changes in the value of Banco Bradesco ADRs will affect the trading price of the ELKS, but it is impossible to predict whether the value of Banco Bradesco ADRs will rise or fall.

You Will Have No Rights Against Banco Bradesco S.A. Prior to Receiving Any Banco Bradesco ADRs at Maturity

You will have no rights against Banco Bradesco S.A. prior to receiving any Banco Bradesco ADRs at maturity, even though:

•	you will receive Banco Bradesco ADRs at maturity under some circumstances; and

•	the market value of the ELKS is expected to depend primarily on the price of Banco Bradesco ADRs.

Banco Bradesco S.A. is not in any way involved in this offering and has no obligations relating to the ELKS or to holders of the ELKS. In addition, you will have no voting rights and will receive no dividends or other distributions with respect to Banco Bradesco ADRs unless and until you receive Banco Bradesco ADRs at maturity.

Banco Bradesco S.A. is currently subject to SEC reporting requirements, and distributes reports and other information to its stockholders. In the event that Banco Bradesco S.A. ceases to be subject to these reporting requirements, pricing information for the ELKS may be more difficult to obtain and the value, trading price and liquidity of Banco Bradesco ADRs and the ELKS may be reduced.

The Maturity Payment May Be Reduced Under Some Circumstances if Banco Bradesco ADRs Are Diluted Because the Maturity Payment Will Not Be Adjusted for All Events that Dilute Banco Bradesco ADRs

The maturity payment is subject to adjustment for a number of events arising from share splits and combinations, share dividends or other distributions, a number of other actions of Banco Bradesco S.A. that modify its capital structure and a number of other transactions involving Banco Bradesco S.A. as well as for the liquidation, dissolution or winding up of Banco Bradesco S.A. You should refer to the section “Description of the ELKS — Dilution Adjustments” in this prospectus supplement. The maturity payment will not be adjusted for other events that may adversely affect the price of Banco Bradesco ADRs, such as offerings of preferred shares for cash by Banco Bradesco S.A. or in connection with acquisitions. Because of the relationship of the maturity payment to the price of Banco Bradesco ADRs, these other events may reduce the maturity payment on the ELKS.

The ELKS Will Not Be Listed on a Major Stock Exchange; You May Not Be Able to Sell Your ELKS if an Active Trading Market for the ELKS Does Not Develop

The ELKS will not be listed on a major stock exchange and there is currently no secondary market for the ELKS. Citigroup Global Markets Inc. currently intends, but is not obligated, to make a market in the ELKS. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the ELKS. If the secondary market for the ELKS is limited, there may be few buyers should you choose to sell your ELKS prior to maturity and this may reduce the price you receive.

The Market Value of the ELKS May Be Affected by Purchases and Sales of Banco Bradesco ADRs or Banco Bradesco S.A. Preferred Shares or Derivative Instruments Related to Banco Bradesco ADRs or Preferred Shares by Affiliates of Citigroup Funding

Citigroup Funding’s affiliates, including Citigroup Global Markets Inc., may from time to time buy or sell Banco Bradesco ADRs or Banco Bradesco S.A. preferred shares or derivative instruments relating to Banco Bradesco ADRs or Banco Bradesco S.A. preferred shares for their own accounts in connection with their normal business practices. These transactions could affect the price of Banco Bradesco ADRs and therefore the market value of the ELKS.

Citigroup Global Markets Inc., an Affiliate of Citigroup Funding and Citigroup, Is the Calculation Agent, Which Could Result in a Conflict of Interest

Citigroup Global Markets Inc., which is acting as the calculation agent for the ELKS, is an affiliate of ours. As a result, Citigroup Global Markets Inc.’s duties as calculation agent, including with respect to making certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest

We expect to hedge our obligations under the ELKS through us or one or more of our affiliates. This hedging activity will likely involve trading in Banco Bradesco ADRs or Banco Bradesco S.A. preferred shares, or in other instruments, such as options or swaps, based upon Banco Bradesco ADRs or Banco Bradesco S.A. preferred shares. This hedging activity may present a conflict between your interest in the ELKS and the interests we and our affiliates have in executing, maintaining and adjusting our hedge transactions because it could affect the market price of Banco Bradesco ADRs and therefore the market value of the ELKS. It could also be adverse to your interest if it affects the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your ELKS in the secondary market. Since hedging our obligation under the ELKS involves risk and may be influenced by a number of factors, it is possible that we or our affiliates may profit from our hedging activity, even if the market value of the ELKS declines.

The United States Federal Income Tax Consequences of the ELKS Are Uncertain

No statutory, judicial or administrative authority directly addresses the characterization of the ELKS or instruments similar to the ELKS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the ELKS are not certain. No ruling is being requested from the Internal Revenue Service with respect to the ELKS and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain United States Federal Income Tax Considerations” in this prospectus supplement. Alternative characterization of the ELKS may affect the U.S. tax consequences of investing in the ELKS, including for non-U.S. investors.

DESCRIPTION OF THE ELKS

The following description of the particular terms of the ELKS supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus. The following summary of the ELKS is qualified in its entirety by reference to the senior debt indenture referred to in the prospectus.

General

The Equity Linked Securities (ELKS®) based upon American Depositary Receipts Representing the Preferred Shares of Banco Bradesco S.A. (the “ELKS”) pay an amount at maturity that will depend on whether the Trading Price of Banco Bradesco ADRs on any Trading Day after the date of this prospectus supplement up to and including the third Trading Day before maturity (whether intra-day or at the close of trading on any day) is less than or equal to $33.61, or approximately 80% of the Initial ADR Price. If the Trading Price of Banco Bradesco ADRs at any time after the date of this prospectus supplement up to and including the third Trading Day before maturity is less than or equal to $33.61 (approximately 80% of the Initial ADR Price), then the value of your Maturity Payment will be directly linked to the price of Banco Bradesco ADRs at maturity and will be less than the amount of your initial investment except in the circumstances described in the next sentence. You will not in any case benefit from any increase in the price of Banco Bradesco ADRs or receive a payment at maturity greater than your investment unless (1) the Trading Price of Banco Bradesco ADRs at any time after the date of this prospectus supplement up to and including the third Trading Day before maturity is less than or equal to $33.61 (80% of the Initial ADR Price) and (2) at maturity the price of Banco Bradesco ADRs is greater than the Initial ADR Price.

The ELKS are a series of debt securities issued by Citigroup Funding under the senior debt indenture described in the accompanying prospectus, the payments on which are fully and unconditionally guaranteed by Citigroup. The aggregate principal amount of ELKS issued will be $48,300,000 (4,830,000 ELKS). The ELKS will mature on August 24, 2006, will constitute part of the senior debt of Citigroup Funding, and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding. The guarantee of payments due under the ELKS will rank equally with all other unsecured and unsubordinated debt of Citigroup. The return of the principal amount of your investment in the ELKS at maturity is not guaranteed. The ELKS will be issued only in fully registered form and in denominations of $10 (per ELKS) and integral multiples thereof.

Reference is made to the accompanying prospectus for a detailed summary of additional provisions of the ELKS and of the senior debt indenture under which the ELKS will be issued.

Coupon

A coupon of $0.70 per $10 principal amount of ELKS will be paid in cash on August 24, 2006. The coupon will be composed of $0.2404 of interest and $0.4596 of an option premium. The coupon payment will be payable to the persons in whose names the ELKS are registered at the close of business on the third Business Day preceding the coupon payment date. If the coupon payment date falls on a day that is not a Business Day, the coupon payment to be made on that coupon payment date will be made on the next succeeding Business Day with the same force and effect as if made on that coupon payment date, and no additional interest will accrue as a result of such delayed payment.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

The interest portion of the coupon will represent interest accruing at a rate of 4.808% per annum (2.404% per six months) from February 24, 2006 until maturity. The interest portion of the coupon will be computed on the basis of a 360-day year of twelve 30-day months.

Redemption at the Option of the Holder; Defeasance

The ELKS are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities — Defeasance.”

Payment at Maturity

The ELKS will mature on August 24, 2006. At maturity, you will receive for each ELKS the Maturity Payment described below.

Determination of the Maturity Payment

The Maturity Payment for each $10 principal amount of ELKS will equal either:

•	a number of Banco Bradesco ADRs equal to the Exchange Ratio, if the Trading Price of Banco Bradesco ADRs at any time after the date of this prospectus supplement up to and including the third Trading Day before maturity (whether intra-day or at the close of trading on any day) is less than or equal to $33.61 (approximately 80% of the Initial ADR Price) (any fractional ADRs will be paid in cash), which price we refer to as the “Downside Trigger Price,” or

•	$10 in cash.

As a result, if the Trading Price of Banco Bradesco ADRs on any Trading Day after the date of this prospectus supplement up to and including the third Trading Day before maturity is less than or equal to the Downside Trigger Price, the value of Banco Bradesco ADRs you receive at maturity for each ELKS may be less than the price paid for each ELKS, and could be zero. You will not in any case receive a Maturity Payment with a market value of more than $10 unless (1) the Trading Price of Banco Bradesco ADRs on any Trading Day after the date of this prospectus supplement up to and including the third Trading Day before maturity is less than or equal to the Downside Trigger Price and (2) at maturity the Trading Price of Banco Bradesco ADRs is greater than the Initial ADR Price.

In lieu of any fractional Banco Bradesco ADR otherwise payable in respect of any ELKS, at maturity you will receive an amount in cash equal to the value of such fractional ADRs. The number of full Banco Bradesco ADRs, and any cash in lieu of a fractional ADR, to be delivered at maturity to each holder will be calculated based on the aggregate number of ELKS held by each holder.

The “Initial ADR Price” equals $42.01, the price per Banco Bradesco ADR at the market close on February 21, 2006, the date on which the ELKS were priced for initial sale to the public.

The “Exchange Ratio” equals 0.23804, 10 divided by the Initial ADR Price.

A “Market Disruption Event” means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of (1) the Banco Bradesco ADRs or preferred shares (or any other security for which a Trading Price or Closing Price must be determined) on any exchange or market, or

(2) any options contracts or futures contracts relating to the Banco Bradesco ADRs or preferred shares (or other security), or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

A “Trading Day” means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States, or (in the case of a security traded on one or more non-U.S. securities exchanges or markets) on the principal non-U.S. securities exchange or market for such security.

The “Trading Price” of Banco Bradesco ADRs (or any other security for which a Trading Price must be determined, as described under “— Dilution Adjustments” below) on any date of determination will be (1) if the ADRs are listed on a national securities exchange on that date of determination, any reported sale price, regular way, of the principal trading session on that date on the principal national securities exchange on which the ADRs are listed or admitted to trading, (2) if the ADRs are not listed on a national securities exchange on that date of determination, or if the reported sale price on such exchange is not obtainable (even if the ADRs are listed or admitted to trading on such exchange), and the ADRs are quoted on the Nasdaq National Market, any reported sale price of the principal trading session on that date as reported on the Nasdaq, and (3) if the ADRs are not quoted on the Nasdaq on that date of determination, or if the reported sale price on the Nasdaq is not obtainable (even if the ADRs are quoted on the Nasdaq), any reported sale price of the principal trading session on the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization, provided that, if the trading price of Banco Bradesco ADRs cannot be determined by the methods described in (1), (2) or (3) above, then the Trading Price will be any reported sale price of the principal trading session of Banco Bradesco S.A. preferred shares on that date on the São Paulo Stock Exchange in Brazil expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on that date, or if this rate is unavailable, such rate as the calculation agent may determine, provided, however, that the Trading Price will be determined as described in this paragraph and with regard to the number of Banco Bradesco S.A. preferred shares represented by each Banco Bradesco ADR at the time the determination of the Trading Price is made, provided further that, if the Trading Price of any other security for which a Trading Price must be determined, as described in the section “Description of the ELKS - Dilution Adjustments” in this prospectus supplement cannot be determined by the methods described in (1), (2) or (3) above and if the security for which a trading price must be determined is traded on one or more non-U.S. securities exchanges or markets, then the Trading Price of such security will be any reported sale price of the principal trading session on that date on the principal non-U.S. securities exchange or market on which the security is traded, expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on that date, or if this rate is unavailable, such rate as the calculation agent may determine. The determination of the Trading Price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity. If no sale price is available pursuant to clauses (1), (2) or (3) above or the provisos above or if there is a Market Disruption Event, the Trading Price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the ADRs obtained from as many dealers in such ADRs (which may include Citigroup Global Markets Inc. or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. A security “quoted on the Nasdaq National Market” will include a security included for listing or quotation in any successor to such system and the term “OTC Bulletin Board” will include any successor to such service. If the Banco Bradesco ADR program is terminated, the Trading Price will be calculated by substituting Banco Bradesco S.A. preferred shares for the ADRs and using the determination method described in the proviso above. Upon the occurrence of certain events described under “— Dilution Adjustments” below, the Trading Price will be calculated by substituting the relevant security for the ADRs. In the event that the Banco Bradesco ADR program is terminated or the Trading Price is otherwise calculated by substituting Banco Bradesco S.A. preferred shares for the ADRs, if the Trading Price of Banco Bradesco ADRs at any time after the date of this prospectus supplement up to and including the third Trading Day before maturity is less than or equal to the Downside Trigger Price, at maturity, you will receive an amount in cash equal to the Trading Price of Banco Bradesco ADRs on the third Trading Day before maturity, determined as described in this paragraph, multiplied by the Exchange Ratio.

Dilution Adjustments

The Exchange Ratio will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the Maturity Payment to be paid by Citigroup Funding to you. Citigroup Global Markets Inc., as calculation agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment. All references to Banco Bradesco S.A. preferred shares refer to that class of Banco Bradesco S.A. preferred shares which are represented by the Banco Bradesco ADRs.

If Banco Bradesco S.A., after the date of this prospectus supplement,

(1)  pays a share dividend or makes a distribution with respect to its preferred shares in such shares,

(2)  subdivides or splits the outstanding preferred shares into a greater number of shares,

(3)  combines the outstanding preferred shares into a smaller number of shares, or

(4)  issues by reclassification of its preferred shares any other preferred shares of Banco Bradesco S.A.,

then, in each of these cases, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of preferred shares outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of other preferred shares of Banco Bradesco S.A., and the denominator of which will be the number of preferred shares outstanding immediately before the event. In the event of a reclassification referred to in (4) above as a result of which no preferred share is outstanding, the Exchange Ratio will be determined by reference to the other shares of Banco Bradesco S.A. issued in the reclassification. The Initial ADR Price and the Downside Trigger Price will also be adjusted in that case in the manner described below.

If Banco Bradesco S.A., after the date of this prospectus supplement, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its preferred shares entitling them to subscribe for or purchase its preferred shares at a price per share less than the Then-Current Market Price of the preferred shares, other than rights to purchase preferred shares pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of preferred shares outstanding immediately before the adjustment is effected by reason of the issuance of such rights or warrants, plus the number of additional preferred shares offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of preferred shares outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional preferred shares which the aggregate offering price of the total number of preferred shares offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the preferred shares, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the preferred shares offered thereby have not been delivered, the Exchange Ratio will be further adjusted to equal the Exchange Ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of preferred shares actually delivered. The Initial ADR Price and the Downside Trigger Price will also be adjusted in that case in the manner described below.

If Banco Bradesco S.A., after the date of this prospectus supplement, declares or pays a dividend or makes a distribution to all holders of the preferred shares of any class of its capital shares, the capital shares of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph and excluding any issuance or distribution to all holders of its preferred shares, in the form of Marketable Securities, of capital shares of one or more of its subsidiaries, or issues to all holders of its preferred shares rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one preferred share, and the denominator of which will be the Then-Current Market Price of one preferred share, less the fair market value as of the time the adjustment is effected of the portion of the capital shares, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one preferred share. The Initial ADR Price and the Downside Trigger Price will also be adjusted in that case in the manner described below. If any capital share declared or paid as a dividend or otherwise distributed or issued to all holders of Banco Bradesco S.A. preferred shares consists, in whole or in part, of Marketable Securities, then the fair market value of such Marketable Securities will be determined by the calculation agent by reference to the Trading Price of such capital shares. The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final.

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by the above paragraph not be made and in lieu of this adjustment, the Trading Price of the Banco Bradesco ADRs on any Trading Day thereafter up to and including the third Trading Day before maturity will be deemed to be equal to the fair market value of the capital shares, evidences of indebtedness, assets, rights or warrants (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or issued applicable to one Banco Bradesco ADR and, if the Trading Price of Banco Bradesco ADRs on any Trading Day thereafter, up to and including the third Trading Day before maturity, is less than or equal to the Downside Trigger Price, each holder of the ELKS will have the right to receive at maturity cash in an amount per ELKS equal to the Exchange Ratio multiplied by such fair market value.

If Banco Bradesco S.A., after the date of this prospectus supplement, declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional preferred shares and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of its preferred shares, or makes an Excess Purchase Payment, then the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the preferred shares, and the denominator of which will be the Then-Current Market Price of the preferred shares on the record date less the amount of the distribution applicable to one preferred share which would not be a Permitted Dividend, or, in the case of an Excess Purchase Payment, less the aggregate amount of the Excess Purchase Payment for which adjustment is being made at the time divided by the number of preferred shares outstanding on the record date. The Initial ADR Price and the Downside Trigger Price will also be adjusted in that case in the manner described below.

For the purposes of these adjustments:

A “Permitted Dividend” is any cash dividend in respect of Banco Bradesco S.A. preferred shares, other than a cash dividend that exceeds the immediately preceding cash dividend, and then only to the extent that the per share amount of this dividend results in an annualized dividend yield on the preferred shares in excess of 10%.

An “Excess Purchase Payment” is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) of all other consideration paid by Banco Bradesco S.A. with respect to one preferred share acquired in a tender offer or exchange offer by Banco Bradesco S.A., over (y) the Then-Current Market Price of the preferred share.

Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or Excess Purchase Payment to which the sixth paragraph in this section would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by the sixth paragraph in this section not be made and in lieu of this adjustment, the Trading Price of Banco Bradesco ADRs on any Trading Day thereafter up to and including the third Trading Day before maturity will be deemed to be equal to the sum of the amount of cash and the fair market value of other consideration (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or applied to the acquisition of the preferred shares in the tender offer or exchange offer applicable to one Banco Bradesco ADR and, if the Trading Price of Banco Bradesco ADRs on any Trading Day thereafter, up to and including the third Trading Day before maturity, is less than or equal to the Downside Trigger Price, each holder of the ELKS will have the right to receive at maturity cash in an amount per ELKS equal to the Exchange Ratio multiplied by such sum.

If any adjustment is made to the Exchange Ratio as set forth above, an adjustment will also be made to the Initial ADR Price and the Downside Trigger Price. The required adjustment will be made by dividing the Initial ADR Price and the Downside Trigger Price by the relevant dilution adjustment.

If Banco Bradesco S.A., after the date of this prospectus supplement, issues or makes a distribution to all holders of its preferred shares of the capital shares of one or more of its subsidiaries, in each case in the form of Marketable Securities, and if the Trading Price of Banco Bradesco ADRs at any time after the date of this prospectus supplement up to and including the third Trading Day before maturity (whether intra-day or at the close of trading on any day) is less than or equal to $33.61 (the Downside Trigger Price), then, in each of these cases, each holder of the ELKS will receive at maturity for each ELKS a combination of Banco Bradesco ADRs equal to the Exchange Ratio and a number of shares of such Banco Bradesco S.A. subsidiaries’ capital shares equal to the Exchange Ratio times (x) the number of preferred shares represented by each Banco Bradesco ADR and (y) the number of shares of such subsidiaries’ capital shares distributed per Banco Bradesco S.A. preferred share. Following the record date for an event described in this paragraph, the Trading Price of Banco Bradesco ADRs will equal the Trading Price of Banco Bradesco ADRs, plus the Trading Price of such subsidiaries’ capital shares times (x) the number of preferred shares represented by each Banco Bradesco ADR and (y) the number of shares of such subsidiaries’ capital shares distributed per Banco Bradesco S.A. preferred share. In the event a distribution pursuant to this paragraph occurs, following the record date for such distribution, the adjustments described in “— Dilution Adjustments” will also apply to such subsidiaries’ capital shares if any of the events described in “— Dilution Adjustments” occurs with respect to such capital shares.

Each dilution adjustment will be effected as follows:

•	in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of Banco Bradesco S.A. preferred shares entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by Banco Bradesco S.A.,

•	in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction,

•	in the case of any Excess Purchase Payment for which Banco Bradesco S.A. announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of the announcement, and

•	in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Exchange Ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by Banco Bradesco S.A., or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Exchange Ratio, the Initial ADR Price and the Downside Trigger Price will be further adjusted to the Exchange Ratio, the Initial ADR Price and the Downside Trigger Price which would then have been in effect had adjustment for the event not been made. If a Reorganization Event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Exchange Ratio will not be rescinded but will be applied to the Reorganization Event as provided for below.

The “Then-Current Market Price” of the preferred shares, for the purpose of applying any dilution adjustment, means the average Closing Price per Banco Bradesco S.A. preferred share for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex-Date. For purposes of determining the Then-Current Market Price, the determination of the Closing Price by the calculation agent in the event of a Market Disruption Event, as described in the definition of Closing Price, may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity.

The “Closing Price” of Banco Bradesco S.A. preferred shares (or any other security for which a Closing Price must be determined) on any date of determination will be (1) if the preferred shares are listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal U.S. exchange on which the preferred shares are listed or admitted to trading, (2) if the preferred shares are not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the preferred shares are listed or admitted to trading on such exchange), and the preferred shares are quoted on the Nasdaq National Market, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date as reported on the Nasdaq, and (3) if the preferred shares are not quoted on the Nasdaq on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the preferred shares are quoted on the Nasdaq), the last quoted bid price for the preferred shares in the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization, provided that, if the Closing Price of Banco Bradesco S.A. preferred shares cannot be determined by the methods described in (1), (2) or (3) above, then the Closing Price will be the closing sale price or last reported sale price, as the case may be, reported on that date on the São Paulo Stock Exchange in Brazil expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on that date, or if this rate is unavailable, such rate as the calculation agent may determine, provided, however, that the Closing Price will be determined as described in this paragraph, provided further that, if the Closing Price of any other security for which a Closing Price must be determined cannot be determined by the methods described in (1), (2) or (3) above and if the security for which a Closing Price must be determined is traded on one or more non-U.S. securities exchanges or markets, then the Closing Price of such security will be the closing sale price, last reported sale price or last quoted bid price, as the case may be, reported on that date on the principal non-U.S. securities exchange or market on which the security is traded, expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on that date, or if this rate is unavailable, such rate as the calculation agent may determine. The determination of the Closing Price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity. If no closing sale price or last reported sale price is available pursuant to clauses (1), (2) or (3) above or the provisos above or if there is a Market Disruption Event, the Closing Price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the preferred shares obtained from as many dealers in such preferred shares (which may include Citigroup Global Markets Inc. or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. A security “quoted on the Nasdaq National Market” will include a security included for listing or quotation in any successor to such system and the term “OTC Bulletin Board” will include any successor to such service. If, during any period of ten Trading Days used to calculate the Then-Current Market Price, there occurs any event requiring an adjustment to be effected as described herein, then the Closing Price for each Trading Day in such period of ten Trading Days occurring prior to the day on which such adjustment is effected will be adjusted by being divided by the relevant dilution adjustment.

The “Ex-Date” relating to any dividend, distribution or issuance is the first date on which the preferred shares trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

In the event of any of the following “Reorganization Events”:

•	any consolidation or merger of Banco Bradesco S.A., or any surviving entity or subsequent surviving entity of Banco Bradesco S.A., with or into another entity, other than a merger or consolidation in which Banco Bradesco S.A. is the continuing corporation and in which the preferred shares outstanding immediately before the merger or consolidation are not exchanged for cash, securities or other property of Banco Bradesco S.A. or another issuer,

•	any sale, transfer, lease or conveyance to another corporation of the property of Banco Bradesco S.A. or any successor as an entirety or substantially as an entirety,

•	any statutory exchange of securities of Banco Bradesco S.A. or any successor of Banco Bradesco S.A. with another issuer, other than in connection with a merger or acquisition, or

•	any liquidation, dissolution or winding up of Banco Bradesco S.A. or any successor of Banco Bradesco S.A.,

the Trading Price of Banco Bradesco ADRs on any Trading Day thereafter up to and including the third Trading Day before maturity will be deemed to be equal to the Transaction Value.

The “Transaction Value” will equal the number of preferred shares represented by each Banco Bradesco ADR times the sum of:

(1)  for any cash received in a Reorganization Event, the amount of cash received per preferred share,

(2)  for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the fair market value on the date the Reorganization Event is consummated of that property received per preferred share, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final, and

(3)  for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per share of these Marketable Securities on the applicable Trading Day multiplied by the number of these Marketable Securities received for each preferred share.

“Marketable Securities” are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange or reported by the Nasdaq

National Market. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause (3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity of the ELKS that would have required an adjustment as described above, had it occurred with respect to Banco Bradesco S.A. preferred shares or Banco Bradesco S.A. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

If Banco Bradesco S.A. preferred shares have been subject to a Reorganization Event and the Trading Price of Banco Bradesco ADRs on any Trading Day thereafter, up to and including the third Trading Day before maturity, is less than or equal to the Downside Trigger Price, then each holder of the ELKS will have the right to receive per $10 principal amount of ELKS (i) cash in an amount equal to the Exchange Ratio multiplied by the sum of clauses (1) and (2) in the definition of “Transaction Value” above and (ii) the number of Marketable Securities received for each preferred share in the Reorganization Event multiplied by (x) the number of preferred shares represented by each Banco Bradesco ADR and (y) the Exchange Ratio.

The adjustments described herein assume that each Banco Bradesco ADR will continue to represent, directly or indirectly, one Banco Bradesco S.A. preferred share. If the number of preferred shares represented by an ADR changes, whether in conjunction with one of the foregoing adjustment events or otherwise, then all dilution adjustments relating to the Exchange Ratio, the Initial ADR Price and the Downside Trigger Price will reflect the new ratio of preferred shares to ADRs. If any of the events described above occurs with respect to Banco Bradesco ADRs and not with respect to or with proportional effect on Banco Bradesco S.A. preferred shares, then the calculation agent will effect the applicable dilution adjustments based on the Trading Price and the outstanding number of Banco Bradesco ADRs.

For the purpose of adjustments described herein, each non-U.S. dollar value (whether a value of cash, property, securities or otherwise) shall be expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the new York Federal Reserve Bank for customs purposes on the date of valuation, or if this rate is unavailable, such rate as the calculation agent may determine.

Citigroup Funding will be responsible for the calculation and effectuation of any adjustment described herein and will furnish the indenture trustee with notice of any such adjustment.

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any ELKS shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the ELKS will be determined by the calculation agent and will equal, for each ELKS, the Maturity Payment, calculated as though the maturity of the ELKS were the date of early repayment. See “— Determination of the Maturity Payment” above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup, the beneficial owner of an ELKS will not be permitted to make a claim for unmatured interest against the entity that becomes subject to a bankruptcy proceeding, and therefore, under Section 502(b)(2) of Title 11 of the United States Code, the claim of a beneficial owner of an ELKS will be capped at the cash equivalent of the Maturity Payment calculated as though the maturity date of the ELKS were the date of the commencement of the proceeding, plus an additional amount of coupon accrued on the principal amount of ELKS at 14% per annum up to the date of the commencement of the proceeding.

In case of default in payment at maturity of the ELKS, the ELKS shall bear interest, payable upon demand of the beneficial owners of the ELKS in accordance with the terms of the ELKS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 5.25% per annum on the unpaid amount (or the cash equivalent of such unpaid amount) due.

Book-Entry System

Upon issuance, all ELKS will be represented by one or more fully registered global securities (the “Global Securities”). Each such Global Security will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for ELKS in definitive form, no Global Security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream clearance systems may hold beneficial interests in the ELKS through the accounts that each of these systems maintains as a participant in DTC.

A description of DTC’s procedures with respect to the Global Securities is set forth in the prospectus under “Book-Entry Procedures and Settlement.” DTC has confirmed that it intends to follow such procedures.

Same-Day Settlement and Payment

Settlement for the ELKS will be made by Citigroup Global Markets Inc. in same-day funds. All Maturity Payments payable in cash and all coupon payments will be paid by Citigroup Funding in same-day funds so long as the ELKS are maintained in book-entry form.

Calculation Agent

The calculation agent for the ELKS will be Citigroup Global Markets Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup and the holders of the ELKS. Because the calculation agent is an affiliate of Citigroup Funding and Citigroup, potential conflicts of interest may exist between the calculation agent and the holders of the ELKS, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to holders of the ELKS. Citigroup Global Markets Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

BANCO BRADESCO S.A.

General

According to publicly available documents, Banco Bradesco S.A. provides a wide range of banking and financial products and services in Brazil and abroad to individuals, small to mid-size companies and major local and international corporations and institutions. Banco Bradesco S.A.’s services and products encompass banking operations such as lending and deposit-taking, credit-card issuance, consortiums, insurance, leasing, payment collection and processing, pension plans, asset management and brokerage services. Banco Bradesco S.A. is currently subject to the information requirements of the Securities Exchange Act. Accordingly, Banco Bradesco S.A. files reports (including its Annual Report on Form 20-F for the fiscal year ended December 31, 2004) and other information with the SEC under the English translation of its name, Bank Bradesco. Banco Bradesco S.A.’s registration statements, reports and other information may be inspected and copied at offices of the SEC at the locations listed in the section “Prospectus Summary – Where You Can Find More Information” in the accompanying prospectus.

Neither Citigroup Funding nor Citigroup has participated in the preparation of Banco Bradesco S.A.’s publicly available documents and has not made any due diligence investigation or inquiry of Banco Bradesco S.A. in connection with the offering of the ELKS. We make no representation that the publicly available information about Banco Bradesco S.A. is accurate or complete.

The ELKS represent obligations of Citigroup Funding only. Banco Bradesco S.A. is not involved in any way in this offering and has no obligation relating to the ELKS or to holders of the ELKS.

HISTORICAL DATA ON BANCO BRADESCO ADRs

Banco Bradesco ADRs are listed on the New York Stock Exchange under the symbol “BBD.” The following table sets forth, for each of the quarterly periods indicated, the high and the low sales prices for the ADRs, as reported on the New York Stock Exchange, as well as the gross cash dividends and other cash distributions paid per Banco Bradesco ADR.

Holders of ELKS will not be entitled to any rights with respect to Banco Bradesco ADRs or Banco Bradesco S.A. preferred shares (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof) prior to receiving Banco Bradesco ADRs at maturity, if applicable.

	High	Low	Gross Cash Dividends and Other Cash Distributions
2002
Quarter
First	10.5500	8.0667	0.3006
Second	11.2300	6.0667	0.0269
Third	6.8500	3.2233	0.0630
Fourth	5.4000	3.2700	0.0176
2003
Quarter
First	5.9167	4.4367	0.2864
Second	7.1733	5.7833	0.0253
Third	7.5667	5.9967	0.1135
Fourth	8.9567	6.6900	0.0267
2004
Quarter
First	9.3067	7.4933	0.3513
Second	8.3650	5.8333	0.0259
Third	8.7833	7.1633	0.0770
Fourth	12.6800	8.8167	0.0276
2005
Quarter
First	16.8250	10.9300	0.5599
Second	18.2450	14.2600	0.0370
Third	24.6300	15.9400	0.1726
Fourth	35.3900	23.0650	0.0419
2006
Quarter
First (through February 21, 2006)	42.5700	29.3700	0.0274

The closing price of Banco Bradesco ADRs on February 21, 2006 was $42.01.

According to Banco Bradesco S.A.’s Annual Report on Form 20-F for the fiscal year ended December 31, 2004, as of December 31, 2004, there were 236,081,796 preferred shares outstanding. During the period reflected in the above table, Banco Bradesco S.A. split its ADRs 1 for 2 on March 22, 2004, 3 for 1 on December 21, 2004, and 2 for 1 on December 1, 2005.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the principal U.S. federal income tax consequences that may be relevant to a holder or a beneficial owner of the ELKS that is a citizen or resident of the United States or a domestic corporation or otherwise subject to United States federal income tax on a net income basis in respect of the ELKS (a “U.S. Holder”). All references to “holders” (including U.S. Holders) are to beneficial owners of the ELKS. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this prospectus supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary.

This summary addresses the U.S. federal income tax consequences to U.S. Holders who are initial holders of the ELKS and who will hold the ELKS and, if applicable, Banco Bradesco ADRs as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations and taxpayers holding the ELKS as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This summary does not discuss the tax consequences of the ownership of Banco Bradesco ADRs. Before acquiring the ELKS, prospective investors should consult publicly available sources of information concerning the tax treatment of Banco Bradesco ADRs. The following discussion assumes that the discussion set forth under the heading “Taxation” in the Banco Bradesco S.A. 20-F filed on June 30, 2005 with the SEC is accurate in all respects and that Banco Bradesco S.A. is not a passive foreign investment company. Prospective investors should note that if that discussion is not accurate, then it is possible that the U.S. federal income tax consequences of owning the ELKS would differ significantly from the consequences described below.

No statutory, judicial or administrative authority directly addresses the characterization of the ELKS or instruments similar to the ELKS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the ELKS are not certain. No ruling is being requested from the Internal Revenue Service (the “IRS”) with respect to the ELKS and no assurance can be given that the IRS will agree with the conclusions expressed herein. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE ELKS SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE ELKS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In purchasing an ELKS, Citigroup Funding and each holder agree to treat an ELKS for U.S. federal income tax purposes as a grant by the holder to Citigroup Funding of an option on a forward contract, pursuant to which forward contract each holder will purchase from Citigroup Funding Banco Bradesco ADRs, and under which option (a) at the time of issuance of the ELKS the holder deposits irrevocably with Citigroup Funding a fixed amount of cash to assure the fulfillment of the holder’s purchase obligation described in clause (d) below, (b) at maturity Citigroup Funding will be obligated to pay interest to the holder, as compensation for the use of such cash deposit during the term of the ELKS, (c) Citigroup Funding will be obligated to pay an option premium to the holder in consideration for granting the option, which premium will be payable at maturity (as part of the coupon payment), (d) if pursuant to the terms of the ELKS at maturity the holder is obligated to purchase Banco Bradesco ADRs, then such cash deposit less a portion thereof equal to the option premium payments unconditionally and irrevocably will be applied by Citigroup Funding in full satisfaction of the holder’s purchase obligation under the ELKS, and Citigroup Funding will deliver to the holder the number of Banco Bradesco ADRs that the holder is entitled to receive at that time pursuant to the terms of the ELKS, and (e) if pursuant to the terms of the ELKS at maturity the holder is not obligated to purchase Banco Bradesco ADRs, Citigroup

Funding will return such cash deposit to the holder at maturity. (Prospective investors should note that cash proceeds of this offering will not be segregated by Citigroup Funding during the term of the ELKS, but instead will be commingled with Citigroup Funding’s other assets and applied in a manner consistent with the section “Use of Proceeds and Hedging” in the accompanying prospectus.) Under the above, agreed-to characterization of the ELKS, (i) amounts paid to Citigroup Funding in respect of the original issue of an ELKS will be treated as allocable in their entirety to the amount of the cash deposit attributable to such ELKS, (ii) amounts denominated as interest will be characterized as interest payable on the amount of such deposit, includible in the income of a U.S. Holder as interest in the manner described below, and (iii) amounts denominated as option premium payment will be characterized as option premium, includible in the income of a U.S. Holder in the manner described below. As discussed below, there is no assurance that the IRS will agree with this treatment, and alternative treatments of the ELKS could result in less favorable U.S. federal income tax consequences to a holder, including a requirement to accrue income on a current basis.

Taxation of Interest Payments.    Under the above, agreed-to characterization of the ELKS, the interest payment will be included in the income of a U.S. Holder as interest at the time that such interest is accrued or received in accordance with such U.S. Holder’s method of accounting.

Taxation of Option Premium Payments.    Under the above, agreed-to characterization of the ELKS, the option premium payment will not be included in the income of a U.S. Holder until sale or other taxable disposition of the ELKS or retirement of the ELKS for cash. Upon the sale or other taxable disposition of the ELKS or at maturity, as the case may be, the option premium payment will be treated in the manner described below.

Taxation of Retirement of an ELKS for Cash.    Under the above, agreed-to characterization of the ELKS, if at maturity Citigroup Funding pays the ELKS in cash, and pays the interest payment and the option premium payment, then a U.S. Holder (i) would include the interest payment in income as interest in the manner described above and (ii) would recognize short-term capital gain or loss equal to the difference between (x) all cash received at maturity of the ELKS (including the entire amount of option premium) other than the interest payment, and (y) its cash deposit.

Taxation of Other Retirement of an ELKS.    Under the above, agreed-to characterization of the ELKS, if at maturity under the terms of an ELKS Citigroup Funding delivers the appropriate number of Banco Bradesco ADRs pursuant to the U.S. Holder’s purchase obligation under the ELKS and Citigroup Funding pays the interest payment and the option premium payment, then such U.S. Holder (i) will include the interest payment in income as interest in the manner described above, (ii) will recognize no gain or loss on the purchase of Banco Bradesco ADRs by application of the cash deposit, less the portion thereof equal to the entire amount of the option premium payment, and (iii) will recognize no gain or loss on the entire amount of the option premium payment. The U.S. Holder will have a tax basis in such Banco Bradesco ADRs equal to the U.S. Holder’s original cost for the ELKS in exchange for which such U.S. Holder received such Banco Bradesco ADRs less (x) an amount equal to the entire amount of the option premium payment and less (y) the portion of the tax basis of the ELKS allocable to any fractional ADR, as described in the next sentence. A U.S. Holder will recognize gain or loss (which will be treated as short-term capital gain or loss) with respect to cash received in lieu of fractional ADRs, in an amount equal to the difference between the cash received and the portion of the basis of the ELKS allocable to fractional ADRs (based on the relative number of fractional ADRs and full ADRs delivered to the U.S. Holder). A U.S. Holder’s holding period for Banco Bradesco ADRs received will begin on the day following the receipt of such Banco Bradesco ADRs.

If, as a result of one or more dilution adjustments, at maturity Citigroup Funding delivers any combination of cash and Marketable Securities, pursuant to the U.S. Holder’s purchase obligation under the ELKS, although not free from doubt, the U.S. Holder should allocate its cash deposit (less the entire amount of the option premium payment) pro rata to the cash and Marketable Securities received. Under this treatment, the U.S. Holder generally would be taxed as described in the preceding paragraph, except that the U.S. Holder’s basis in any Marketable Securities received would equal the pro rata portion of its deposit (less the entire amount of the option premium payment) allocated thereto and the U.S. Holder would recognize short-term capital gain or loss equal to the difference between the cash received and the amount allocated thereto.

Taxation of Sale or other Taxable Disposition of an ELKS prior to maturity.    Under the above, agreed-to characterization of the ELKS, upon the sale or other taxable disposition of an ELKS, a U.S. Holder generally will recognize short- term capital gain or loss equal to the difference between (x) an amount equal to the amount realized on the sale or other taxable disposition (to the extent such amount is not attributable to accrued but unpaid interest, which will be taxed as such) and (y) such U.S. Holder’s adjusted tax basis in the ELKS. A U.S. Holder’s adjusted tax basis in an ELKS generally will equal such U.S. Holder’s cost for that ELKS.

Possible Alternative Characterizations.    Due to the absence of authority as to the proper characterization of the ELKS and the absence of any comparable instruments for which there is a widely accepted tax treatment, no assurance can be given that the IRS will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above. In particular, it is possible, for example, that the IRS could maintain that amounts denominated as option premium (i) should be includible in the U.S. Holder’s income as interest in the manner described above regarding the interest payment, or (ii) should be included in a U.S. Holder’s income even in a case where the ELKS is retired for Banco Bradesco ADRs. Such treatment might arise, for example, if the IRS were successfully to maintain that amounts denominated as option premium (i) should be characterized for federal income tax purposes as interest, or (ii) should be treated as a return on the U.S. Holder’s investment in the ELKS that constitutes income.

Non-United States Persons

In the case of a holder of an ELKS that is not a U.S. person, the interest payment made with respect to the ELKS should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the ELKS by a holder that is not a U.S. person (including capital gain arising from the option premium) will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

Estate Tax

In the case of a holder of an ELKS that is an individual who will be subject to U.S. federal estate tax only with respect to U.S. situs property (generally an individual who at death is neither a citizen nor a domiciliary of the United States) or an entity the property of which is potentially includable in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), the holder of an ELKS should note that, absent an applicable treaty benefit, the ELKS may be treated as U.S. situs property for U.S. federal estate tax purposes. Prospective investors are urged to consult your own tax advisors regarding the U.S. federal estate tax consequences of investing in the ELKS.

Backup Withholding and Information Reporting

A U.S. Holder of an ELKS may be subject to information reporting and to backup withholding on certain amounts paid to the U.S. Holder unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding will be allowed as a credit against such U.S. Holder’s federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

UNDERWRITING

The terms and conditions set forth in the terms agreement dated the date of this prospectus supplement, which incorporates by reference the underwriting agreement basic provisions dated May 3, 2005, govern the sale and purchase of the ELKS. The terms agreement and the underwriting agreement basic provisions are referred to together as the underwriting agreement. Citigroup Global Markets Inc., as underwriter, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets Inc., $48,300,000 principal amount of ELKS (4,830,000 ELKS).

The underwriting agreement provides that the obligation of Citigroup Global Markets Inc. to purchase the ELKS included in this offering is subject to approval of certain legal matters by counsel and to other conditions. Citigroup Global Markets Inc. is obligated to purchase all of the ELKS if it purchases any of the ELKS.

Citigroup Global Markets Inc. proposes to offer some of the ELKS directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the ELKS to certain dealers at the public offering price less a concession not to exceed $0.10 per ELKS. Citigroup Global Markets Inc. may allow, and these dealers may reallow, a concession not to exceed $0.10 per ELKS on sales to certain other dealers. Sales may also be made through Citicorp Investment Services and Citicorp Financial Services Corp., broker-dealers affiliated with Citigroup Global Markets Inc., acting as agents. Citicorp Investment Services and Citicorp Financial Services Corp. will receive as remuneration a portion of the underwriting discount set forth on the cover of this prospectus supplement equal to $0.10 per ELKS for the ELKS they sell. If all of the ELKS are not sold at the initial offering price, Citigroup Global Markets Inc. may change the public offering price and other selling terms.

Citigroup Funding has agreed that, for the period beginning on the date of the underwriting agreement and continuing to and including the closing date for the purchase of the ELKS, it will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertakings for such securities, of Citigroup Funding, in each case that are substantially similar to the ELKS or any security convertible into or exchangeable for the ELKS or substantially similar securities. Citigroup Global Markets Inc. may release any of the securities subject to this lock-up at any time without notice.

Prior to this offering, there has been no public market for the ELKS. Consequently, the initial public offering price for the ELKS was determined by negotiations between Citigroup Funding and Citigroup Global Markets Inc. There can be no assurance, however, that the prices at which the ELKS will sell in the public market after this offering will not be lower than the price at which they are sold by Citigroup Global Markets Inc. or that an active trading market in the ELKS will develop and continue after this offering.

Citigroup Funding will not apply to list the ELKS on any exchange.

In connection with the offering, Citigroup Global Markets Inc., as the underwriter, may purchase and sell ELKS, Banco Bradesco ADRs and Banco Bradesco S.A. preferred shares in the open market. These transactions may include covering transactions and stabilizing transactions. Covering transactions involve purchases of ELKS in the open market after the distribution has been completed to cover short positions. Stabilizing transactions consist of bids or purchases of ELKS, Banco Bradesco ADRs or Banco Bradesco S.A. preferred shares made for the purpose of preventing a decline in the market price of the ELKS, Banco Bradesco ADRs or Banco Bradesco S.A. preferred shares while the offering is in progress.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the ELKS. They may also cause the price of the ELKS to be higher than the price that otherwise would exist in the open market in the absence of these transactions. Citigroup Global Markets Inc. may conduct these transactions in the over-the-counter market or otherwise. If Citigroup Global Markets Inc. commences any of these transactions, it may discontinue them at any time.

In order to hedge its obligations under the ELKS, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc. is an affiliate of Citigroup Funding. Accordingly, the offering will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers. Client accounts over which Citigroup or its affiliates have investment discretion are not permitted to purchase the ELKS, either directly or indirectly.

We estimate that our total expenses for this offering will be $130,000.

This prospectus supplement, together with the accompanying prospectus, may also be used by Citigroup Funding’s broker-dealer affiliates in connection with offers and sales of the ELKS in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these affiliates may act as principal or agent in these transactions. None of these affiliates is obligated to make a market in the ELKS and any may discontinue any market making at any time without notice, at its sole discretion.

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the website maintained by the underwriter.

We have agreed to indemnify Citigroup Global Markets Inc. against certain liabilities under the Securities Act of 1933, or to contribute to payments Citigroup Global Markets Inc. may be required to make because of any of those liabilities.

ERISA MATTERS

Each purchaser of the ELKS or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the ELKS through and including the date of disposition of such ELKS that (a) it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of 29 C.F.R. 2510.3-101 or otherwise, or (iii) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA ((i), (ii) and (iii) collectively, “ERISA-Type Plans”); and (b) if it is a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended, that is not an ERISA-Type Plan (for example, individual retirement accounts, individual retirement annuities or Keogh plans), none of Citigroup Global Markets Inc., its affiliates or any employee thereof manages the plan or provides advice that serves as a primary basis for the plan’s decision to purchase, hold or dispose of the ELKS.

LEGAL MATTERS

The validity of the ELKS and certain matters relating thereto will be passed upon for Citigroup Funding and Citigroup by Michael S. Zuckert. Mr. Zuckert, General Counsel, Finance and Capital Markets of Citigroup, and legal counsel to Citigroup Funding, beneficially owns, or has rights to acquire under Citigroup employee benefit plans, an aggregate of less than one percent of the common stock of Citigroup. Certain legal matters will be passed upon for the underwriter by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Cleary Gottlieb Steen & Hamilton LLP has also acted as special tax counsel to Citigroup Funding and Citigroup in connection with the ELKS and the guarantee. Cleary Gottlieb Steen & Hamilton LLP has from time to time acted as counsel for Citigroup and certain of its subsidiaries, including Citigroup Funding, and may do so in the future.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Citigroup Funding Inc.

4,830,000

14% per Annum Equity LinKed Securities (ELKS®)

Based Upon American Depositary Receipts

Representing the Preferred Shares of

Banco Bradesco S.A.

Due August 24, 2006

($10 Principal Amount per ELKS)

Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed

by Citigroup Inc.

Prospectus Supplement

February 21, 2006

(Including Prospectus

Dated May 3, 2005)

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